                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                              (Amendment No.  1 )

                                  CENTOCOR INC.
                    ---------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                    ---------------------------------------
                         (Title of Class of Securities)

                                    152342101
                               ------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following pages(s))
                                        SCHEDULE 13G/A
CUSIP NO. 152342101
--------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     AMERINDO INVESTMENT ADVISORS INC., a California corporation, AMERINDO INVESTMENT ADVISORS, INC., a Panama corporation, the AMERINDO INVESTMENT ADVISORS INC. PROFIT SHARING TRUST, the AMERINDO ADVISORS (UK) LIMITED RETIREMENT BENEFITS SCHEME, ALBERTO W. VILAR, GARY A. TANAKA, JAMES P.F. STABLEFORD AND RENATA LE PORT who disaffirm the existence of any group and who are sometimes collectively referred to as the "Reporting Persons."

--------------------------------------------------------------------------------
2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------
--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     See Item 4 of separate cover pages for Reporting Persons

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power
Beneficially Owned
by each Reporting   5,000 shares in the aggregate for all Reporting Persons and
Person with         as to all but a portion of which beneficial ownership is
                    disclaimed

                    (6)  Shared Voting Power

                    2,719,523 shares in the aggregate for all Reporting Persons and as to all but up to 7,000 of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power

                    5,000 shares in the aggregate for all Reporting Persons and as to all but a portion of which beneficial ownership is disclaimed

                    (8)  Shared Dispositive Power

                    2,719,523 shares in the aggregate for all Reporting Persons and as to all but up to 7,000 of which beneficial ownership is disclaimed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     2,724,523 shares in the aggregate for all Reporting Persons and as to all but up to 12,000 of which beneficial ownership is disclaimed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    3.94%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                        IA, EP, IN
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G/A

CUSIP NO.   152342101

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     AMERINDO INVESTMENT ADVISORS INC.

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    2,487,023 shares, as to all of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    2,487,023 shares, as to all of which beneficial ownership is disclaimed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     2,487,023 shares, as to all of which beneficial ownership is disclaimed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    3.60%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IA
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G/A

CUSIP NO.   152342101

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     AMERINDO INVESTMENT ADVISORS, INC.

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     Panama
--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    225,500 shares, as to all of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    225,500 shares, as to all of which beneficial ownership is disclaimed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     225,500 shares, as to all of which beneficial ownership is disclaimed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                   0.32%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IA
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G/A

CUSIP NO.   152342101

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     AMERINDO INVESTMENT ADVISORS INC. PROFIT SHARING TRUST

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     Florida
--------------------------------------------------------------------------------

Number of Shares
Beneficially Owned  (5)  Sole Voting Power
by Each Reporting
Person with         5,000 shares, as to all of which beneficial ownership is
                    disclaimed

                    (6)  Shared Voting Power                         None

                    (7)  Sole Dispositive Power

                    5,000 shares, as to all of which beneficial ownership is disclaimed

                    (8)  Shared Dispositive Power                    None

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     5,000 shares, as to all of which beneficial ownership is disclaimed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.01%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                EP
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G/A

CUSIP NO.   152342101

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     AMERINDO ADVISORS (UK) LIMITED RETIREMENT BENEFITS SCHEME

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United Kingdom
--------------------------------------------------------------------------------

Number of Shares
Beneficially Owned  (5)  Sole Voting Power                           None
by Each Reporting
Person with         (6)  Shared Voting Power

	             7,000 shares, as to all of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

	             7,000 shares, as to all of which beneficial ownership is
 		      disclaimed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     7,000 shares, as to all of which beneficial ownership is disclaimed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.01%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                EP
     (See Instructions)

--------------------------------------------------------------------------------












                                  SCHEDULE 13G/A

CUSIP NO.   152342101

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     ALBERTO W. VILAR

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power
Beneficially Owned
by Each Reporting   5,000 shares, as to only a portion of which beneficial
Person with         ownership is affirmed

                    (6)  Shared Voting Power

                    2,719,523 shares, as to all but up to 7,000 of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power

 		      5,000 shares, as to only a portion of which beneficial ownership is affirmed

                    (8)  Shared Dispositive Power

                    2,719,523 shares, as to all but up to 7,000 of which beneficial ownership is disclaimed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     2,724,523 shares, as to all but a portion of which beneficial ownership is disclaimed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    3.94%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IN
     (See Instructions)

--------------------------------------------------------------------------------






                                  SCHEDULE 13G/A

CUSIP NO.   152342101

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     GARY A. TANAKA

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    2,719,523 shares, as to all but up to 7,000 of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    2,719,523 shares, as to all but up to 7,000 of which beneficial ownership is disclaimed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     2,719,523 shares, as to all but a portion of which beneficial ownership is disclaimed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    3.93%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IN
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G/A

CUSIP NO.   152342101

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     JAMES P.F. STABLEFORD

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United Kingdom
--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    7,000 shares, as to only a portion of which beneficial ownership is affirmed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    7,000 shares, as to only a portion of which beneficial ownership is affirmed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     7,000 shares, as to only a portion of which beneficial ownership is affirmed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.01%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IN
     (See Instructions)

--------------------------------------------------------------------------------













                                  SCHEDULE 13G/A

CUSIP NO.   152342101

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     S.S. or I.R.S Identification

     RENATA LE PORT

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United Kingdom
--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    7,000 shares, as to only a portion of which beneficial ownership is affirmed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    7,000 shares, as to only a portion of which beneficial ownership is affirmed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     7,000 shares, as to only a portion of which beneficial ownership is affirmed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.01%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IN
     (See Instructions)

--------------------------------------------------------------------------------











Item 1.
------

     (a) The name of issuer as to whose securities this statement relates is Centocor Inc. (the "Issuer").

     (b) The address of Issuer's principal place of business is 200 Great Valley Parkway, Malvern, PA 19355.


Item 2.
-------

     (a-c) This statement is being filed by Amerindo Investment Advisors Inc., a California corporation whose principal executive offices are located at One Embarcadero Center, Suite 2300, San Francisco, California, 94111 ("Amerindo"), Amerindo Investment Advisors, Inc., a Panama corporation, whose principal executive offices are located at Edificio Sucre, Calle 48 Este, Bella Vista, Apartado 6277, Panama 5, Panama ("Amerindo Panama"), the Amerindo Investment Advisors Inc. Profit Sharing Trust, whose address is 2655 Le Jeune Road, Coral Gables, Florida 33134 (the "Plan"), the Amerindo Advisors (UK) Limited Retirement Benefits Scheme, whose address is 43 Upper Grovesner Street, London WIX 9PG England (the "Retirement Benefits Scheme"), and Alberto W. Vilar, Gary
A. Tanaka, James P.F. Stableford and Renata Le Port (sometimes hereinafter collectively referred to as the "Reporting Persons"). Although this statement is being made jointly by the Reporting Persons, each of them expressly disaffirms membership in any group under Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise. Amerindo and Amerindo Panama are sometimes hereinafter collectively referred to as the "Advisor Entities."

           Each of the Advisor Entities is an investment advisor, and all of the subject securities have been purchased by the Advisor Entities (or, in the case of securities held, by the Plan and the Retirement Benefits Scheme) in the ordinary course of their respective businesses as investment advisors and not with the purpose of effecting change or influencing the control of the issuer or in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) under the Exchange Act. Amerindo is registered as an investment advisor under the Investment Advisors Act of 1940, as amended. Messrs. Vilar and Tanaka are the sole shareholders and directors of each of the Advisor Entities. Mr. Vilar is sole trustee of the Plan, and Messrs. Alberto W. Vilar, Gary A. Tanaka, James P.F. Stableford and Ms. Renata Le Port are joint trustees of the Retirement Benefits Scheme. The Plan and the Retirement Benefits Scheme are qualified employee benefit plans. Because each of the Advisor Entities is obligated to act in the best interests of its respective clients and in accordance with the respective mandates of those clients, and because the trustee of the Plan and the trustees of the Retirement Benefits Scheme are required to act in the best interest of the beneficiaries thereof, there is no agreement between or among any of the Reporting Persons to act together with respect to the issuer or its securities, except that they may, from time to time and provided that transactions are otherwise being effected at the same time, aggregate orders for client accounts in order to receive more favorable trading terms.

     (d-e) This statement is being filed as to the Common Stock of Centocor Inc., Cusip Number 152342101.

Item 3.  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
------   check whether the person filing is a:

     (a-g) Inapplicable.

     (h) This statement is being filed jointly by the Reporting Persons, although each of them expressly disaffirms membership in any group under Rule 13d-5 under the Exchange Act.

Item 4.  Ownership.
------   ---------

     (a-c) The following table sets forth for each of the Advisor Entities and for the Plan the aggregate number of shares of the Common Stock of the Issuer beneficially owned by such person as of December 31, 1996, and the percentage which such shares constitute of the total number of shares outstanding, as reflected on the Issuer's Form 10Q for the Quarter ended September 30, 1996 (with beneficial ownership determined as set forth in Rule 13d-3 under the Exchange Act, but with beneficial ownership being expressly disclaimed). Messrs. Vilar and Tanaka, as the sole shareholders and directors of the Advisor Entities, share with each other investment and dispositive power as to all of the shares shown as owned by the Advisor Entities, who otherwise have sole investment and dispositive power with respect thereto, except that each client of the Advisor Entities has the unilateral right to terminate the advisory agreement with the Advisor Entity in question on notice which typically need not exceed 30 days. Mr. Vilar is sole trustee of the Plan, and Messrs.
Alberto W. Vilar, Gary A. Tanaka, James P.F. Stableford and Ms. Renata Le Port are joint trustees of the Retirement Benefits Scheme.


Name                         No. of Shares                   Percent of Class
----                         -------------                   ----------------

Amerindo                       2,487,023                            3.60%

Amerindo Panama                  225,500                            0.32%

Plan                               5,000                            0.01%

Retirement Benefits
  Scheme                           7,000                            0.01%

Alberto W. Vilar               2,724,523                            3.94%

Gary A. Tanaka                 2,719,523                            3.93%

James P.F. Stableford              7,000                            0.01%

Renata Le Port                     7,000                            0.01%

Item 5.  Ownership of Five Percent or Less of a Class.
------   --------------------------------------------

         Inapplicable.


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
------   ---------------------------------------------------------------

         The subject shares are all owned by clients of the Advisor Entities or by the Plan and the Retirement Benefits Scheme. No such person's interest in the securities included in this report exceeds 5% of the class outstanding.

Item 7.  Identification and Classification of the Subsidiary Which
------   ---------------------------------------------------------
         Acquired the Security Being Reported on By the Parent Holding
         -------------------------------------------------------------
         Company.
         -------

         Inapplicable.


Item 8.  Identification and Classification of Members of the Group.
------   ---------------------------------------------------------

    (a-c) This statement is being filed by Amerindo Investment Advisors Inc., a California corporation whose principal executive offices are located at One Embarcadero Center, Suite 2300, San Francisco, California, 94111 ("Amerindo"), Amerindo Investment Advisors, Inc., a Panama corporation, whose principal executive offices are located at Edificio Sucre, Calle 48 Este, Bella Vista, Apartado 6277, Panama 5, Panama ("Amerindo Panama"), the Amerindo Investment Advisors Inc. Profit Sharing Trust, whose address is 2655 Le Jeune Road, Coral Gables, Florida 33134 (the "Plan"), the Amerindo Advisors (UK) Limited Retirement Benefits Scheme, whose address is 43 Upper Grovesner Street, London WIX 9PG England (the "Retirement Benefits Scheme"), Alberto W. Vilar, Gary
A. Tanaka, James P.F. Stableford and Renata Le Port (sometimes hereinafter collectively referred to as the "Reporting Persons"). Although this statement is being made jointly by the Reporting Persons, each of them expressly disaffirms membership in any group under Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise. Amerindo and Amerindo Panama are sometimes hereinafter collectively referred to as the "Advisor Entities."

           Each of the Advisor Entities is an investment advisor, and all of the subject securities have been purchased by the Advisor Entities (or in the case of securities held, by the Plan and the Retirement Benefits Scheme) in the ordinary course of their respective businesses as investment advisors and not with the purpose of effecting change or influencing the control of the issuer or in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) under the Exchange Act. Amerindo is registered as an investment advisor under the Investment Advisors Act of 1940, as amended. Messrs. Vilar and Tanaka are the sole shareholders and directors of each of the Advisor Entities. Mr. Vilar is sole trustee of the Plan, and Messrs. Alberto V. Vilar, Gary A. Tanaka, James P.F. Stableford and Ms. Renata Le Port are joint trustees of the Retirement Benefits Scheme. The Plan and the Retirement Benefits Scheme are qualified employee benefit plans. Because each of the Advisor Entities is obligated to act in the best interests of its respective clients and in accordance with the respective mandates of those clients to act in the best interest of the beneficiaries thereof, and because the trustee of the Plan and the trustees of the Retirement Benefits Scheme are required to act in the best interest of the beneficiaries thereof, there is no agreement between or among any of the Reporting Persons to act together with respect to the issuer or its securities, except that they may, from time to time and provided that transactions are otherwise being effected at the same time, aggregate orders for client accounts in order to receive more favorable trading terms.

     (d-e) This statement is being filed as to the Common Stock of Centocor Inc., Cusip Number 152342101.


Item 9.   Notice of Dissolution of Group.
------    ------------------------------

          Inapplicable.




Item 10.  Certification.
-------   -------------

     By signing below, the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                 SIGNATURES

          After reasonable inquiry and to the best of the knowledge and belief of the undersigned, we certify that the information set forth in this statement is true, complete and correct.

                                         AMERINDO INVESTMENT ADVISORS INC.,
                                         a California corporation


                                         By: /s/ Alberto W. Vilar
                                             -------------------------------
                                             ALBERTO W. VILAR, PRESIDENT


                                          AMERINDO INVESTMENT ADVISORS, INC.,
                                          a Panama corporation


                                          By: /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR, DIRECTOR


					      AMERINDO INVESTMENT ADVISORS INC.
    				             PROFIT SHARING TRUST

				             By: /s/ Alberto W. Vilar
 				                 -------------------------------
				                 ALBERTO W. VILAR, TRUSTEE


				             AMERINDO ADVISORS (UK) LIMITED
			                    RETIREMENT BENEFITS SCHEME

				             By: /s/ Alberto W. Vilar
				                 -------------------------------
				                 ALBERTO W. VILAR, TRUSTEE

				             By: /s/ Gary A. Tanaka
				                 -------------------------------
					          GARY A. TANAKA, TRUSTEE

				             By: /s/ James P.F. Stableford
				                 -------------------------------
				                 JAMES P.F. STABLEFORD, TRUSTEE

				             By: /s/ Renata Le Port
				                 -------------------------------
						   RENATA LE PORT, TRUSTEE


                                          By: /s/ Alberto W. Vilar
                                              ------------------------------
                                              ALBERTO W. VILAR

                                              /s/ Gary A. Tanaka
                                              ------------------------------
                                              GARY A. TANAKA

                                    EXHIBIT A

                                   CENTOCOR INC.

                                   COMMON STOCK

                                     152342101


We hereby agree that the within Statement on Schedule 13G/A regarding our beneficial ownership of Common Stock is filed on behalf of each of us.


                                        AMERINDO INVESTMENT ADVISORS INC.,
                                        a California corporation

                                        By: /s/ Alberto W. Vilar
                                            --------------------------------
                                            ALBERTO W. VILAR, PRESIDENT


                                        AMERINDO INVESTMENT ADVISORS, INC.,
                                        a Panama corporation

                                        By: /s/ Alberto W. Vilar
                                            --------------------------------
                                            ALBERTO W. VILAR, DIRECTOR


 				           AMERINDO INVESTMENT ADVISORS INC.
				           PROFIT SHARING TRUST

					    By: /s/ Alberto W. Vilar
					        --------------------------------
					        ALBERTO W. VILAR, TRUSTEE


				           AMERINDO ADVISORS (UK) LIMITED
				           RETIREMENT BENEFITS SCHEME

					    By: /s/ Alberto W. Vilar
				               --------------------------------
				               ALBERTO W. VILAR, TRUSTEE

					    By: /s/ Gary A. Tanaka
					        --------------------------------
					        GARY A. TANAKA, TRUSTEE

					    By: /s/ James P.F. Stableford
					        --------------------------------
					        JAMES P.F. STABLEFORD, TRUSTEE

				           By: /s/ Renata Le Port
					        --------------------------------
					        RENATA LE PORT, TRUSTEE


                                        By: /s/ Alberto W. Vilar
                                            ------------------------------
                                            ALBERTO W. VILAR

                                            /s/ Gary A. Tanaka
                                            ------------------------------
                                            GARY A. TANAKA